UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 15, 2015

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Executive Officer

On January 19, 2015, Repro Med Systems, Inc. dba RMS Medical Products (“RMS”) issued a press release announcing that Karen Fisher will serve as Chief Financial Officer of RMS effective January 28, 2015. Ms. Fisher succeeds Barry Short, who served as Interim Chief Financial Officer from June 9, 2014, and remains as Director of Administration.

Ms. Fisher, age 48, has more than 18 years of financial experience at a variety of industries, most recently serving as Assistant Controller, Senior Manager for Armored Autogroup, Inc., a worldwide consumer products company, from February 2012 to January 2015. Before joining Armored Autogroup, Inc., she spent seven years at Gilman Ciocia, Inc., where she served in a variety of financial roles, including Chief Accounting Officer and Treasurer, and, earlier, as Controller. Before Gilman Ciocia, Inc., she held multiple financial management roles at The New York Times Company and Thomson Financial. Ms. Fisher is a Certified Public Accountant and a graduate of Arizona State University with a BS in accounting.

Compensatory Arrangements

On January 15, 2015, RMS and Ms. Fisher entered into an employment agreement. The following summary of the employment agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the employment agreement.

The material terms of the offer letter are as follows:

•	Ms. Fisher’s annual base salary will be $185,000 and she shall be entitled to a performance bonus of a minimum of $25,000 for her first year of employment payable on or before March 15, 2016. Her performance bonus in subsequent years will be a minimum of 20% of her base salary based on RMS’s incentive plan.

•	RMS has agreed to pay Ms. Fisher a special one-time bonus in the amount of $30,000, subject to certain terms and conditions.

•	Ms. Fisher shall receive during her first fiscal year of employment, a stock or stock option grants, subject to vesting, as may be granted by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: January 20, 2015	By:	/s/ Andrew I. Sealfon
Andrew I. Sealfon President and Chief Executive Officer